                                                                     EXHIBIT 8.1

                              LIST OF SUBSIDIARIES

       Name                Jurisdiction of Incorporation                % Owned

-------------------       --------------------------------            ----------

Dalradian Gold Ltd.       Incorporated in Northern Ireland            100% Owned

Kremnica Gold a.s.        Incorporated in Slovak Republic             100% Owned